EXHIBIT 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP
August 9, 2013
Nu Skin Enterprises, Inc.
75 West Center Street
Provo, Utah 84601
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the sale by the Company from time to time of up to 3,247,616 shares of the Company's Class A Common Stock, $0.001 par value per share (the "Shares"), issuable pursuant to the Amended and Restated Nu Skin Enterprises, Inc. 2010 Omnibus Incentive Plan (the "Plan").
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.
In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise) and executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any agreements thereunder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.
Our opinion expressed above is limited to the laws of the State of Utah and the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.
Very truly yours,
/s/ Dorsey & Whitney LLP